Exhibit 99.1

Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Extension of

Early Tender Premium Deadline

Stockton, CA — November 13, 2003 — Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that it had extended the early tender premium deadline for its previously announced cash tender offer (the “Tender Offer”) to purchase up to $74.0 million, or approximately 77.8%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009 (the “Notes”). The early tender premium deadline, which was 5:00 p.m., New York City time, on November 13, 2003, has been extended to 5:00 p.m., New York City time, on November 14, 2003. The terms of the Tender Offer remain otherwise unchanged. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on December 4, 2003.

As of 5:00 p.m., New York City time, on November 13, 2003, less than a majority in principal amount of the Notes outstanding had been validly tendered and not withdrawn.

UBS Securities LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Wells

Fargo Bank Minnesota, N.A. Questions regarding the tender offer and consent solicitation may be directed to Brian Taylor, at UBS Securities LLC, telephone number (415) 352-6085. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder, telephone number (800) 843-0079 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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